Exhibit 10.11

COMPANY’S DISCLOSURE SCHEDULE

to the

SECURITIES PURCHASE AGREEMENT

by and among

INPIXON,

a Nevada corporation (the “Company”)

and

Each of the Purchasers Identified on the Signature Pages thereto

Dated: April 20, 2018

3.1(a)       Subsidiaries

A.	List of the Company’s Subsidiaries:

1.	Inpixon USA

2.	Inpixon Federal, Inc.

3.	Inpixon Canada, Inc.

4.	Sysorex India Limited

B.	Liens

1.	Payplant LLC has a first priority lien upon all of the assets of Inpixon USA and Inpixon Federal, Inc., as evidenced by the loan purchase agreements between Payplant and GemCap.

2.	Avnet, Inc. and AVT Technology Solutions LLC have a junior subordinated lien on all inventory, goods or other tangible assets sold by Avnet to Inpixon USA and other certain personal property of Inpixon USA and also assets of the Company.

2

3.1(b)       Organization and Qualification

None.

3

3.1(d)       Conflicts

None.

4

3.1(e)       Required Consents

None.

5

3.1(g)(i)       Capitalization

As of April 19, 2018, the Company had 255,000,000 authorized shares of capital stock, par value $0.001 per share, of which 250,000,000 were shares of common stock and 5,000,000 were shares of “blank check” preferred stock. As of April 19, 2018, the Company had 9,339,291 shares of common stock outstanding and 237.25 shares of preferred stock designated as Series 3 Convertible Preferred Stock outstanding.

Please find below the number of shares of common stock beneficially owned by Affiliates of the Company as of the date of the Securities Purchase Agreement:

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Nadir Ali	4,206	(2)	*
Bret Osborn	1,845	(3)	*
Leonard Oppenheim	314	(4)	*
Kareem Irfan	198	(5)	*
Tanveer Khader	5,015	(6)	*
Soumya Das	254	(7)	*

*       less than 1% of the issued and outstanding shares of common stock.

(1)     Based on 9,339,291 shares outstanding on April 19, 2018.

(2)     Includes (i) 1,267 shares of common stock held of record by Nadir Ali, (ii) 2,206 shares of common stock issuable to Nadir Ali upon exercise of an outstanding stock option, (iii) 122 shares of common stock held of record by Lubna Qureishi, Mr. Ali’s wife and (iv) 611 shares of common stock held of record by the Qureishi Ali Grandchildren Trust. Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has voting and investment control over the shares held.

(3)     Includes (i) 1,469 shares of common stock held of record by Mr. Osborn and (ii) 376 shares of common stock issuable to Bret Osborn upon exercise of outstanding stock options.

(4)     Includes (i) 250 shares of common stock held of record by Mr. Oppenheim, and (ii) 64 shares of common stock issuable to Leonard Oppenheim upon exercise of outstanding stock options.

(5)     Includes (i) 134 shares of common stock held of record by Mr. Irfan and (ii) 64 shares of common stock issuable to Kareem Irfan upon exercise of outstanding stock options.

(6)     Includes (i) 4,817 shares of common stock owned directly by SyHolding Corp., (ii) 134 shares of common stock held of record by Mr. Khader and (iii) 64 shares of common stock issuable to Tanveer Khader upon exercise of outstanding stock options. Tanveer Khader holds the power to vote and dispose of the SyHolding Corp. shares.

(7)     Includes (i) 156 shares of common stock held of record by Mr. Das and (ii) 98 shares of common stock issuable to Mr. Das upon exercise of outstanding stock options.

6

3.1(g)(ii)       Capital stock issued since the Company’s most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees, officers, directors or consultants pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act:

In connection with settlement negotiations with respect to ongoing litigation matters or other outstanding trade payables, the Company may issue shares of common stock pursuant to transactions in accordance with Section 3(a)(10) of the Securities Act.

7

3.1(g)(ii)       Any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents:

Pursuant to Section 4.11 of the securities purchase agreements, dated as of January 5, 2018, the purchasers are entitled to participate in this offering up to an amount equal to 30% of the offering at the same purchase price provided for in this offering.

8

3.1(g)(ii)       Options, warrants and other rights to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary

The Company is committed to issue the following additional securities:

●	105,606 shares of common stock authorized for issuance under our Amended and Restated 2011 Employee Stock Incentive Plan, as amended (the “2011 Employee Stock Incentive Plan”), of which 6,933 shares of common stock are underlying outstanding options having a weighted average exercise price of $683.32 per share and 98,673 shares of common stock are available for future issuance and up to an additional 3,000,000 shares of common stock which may be issued under the Company’s 2018 Employee Stock Incentive Plan if implemented by the Company’s board of directors and 1,389 shares of common stock underlying outstanding options not under the 2011 or 2018 Employee Stock Incentive Plan having a weighted average of $1,215.00 per share;

●	8,302,590 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $3.91 per share;

●	630,139 shares (the “November Note Shares”) of restricted common stock which may be issued upon the conversion of the outstanding principal balance of $1,745,000 plus $145,416 in interest that may accrue through the maturity date of an outstanding convertible promissory note issued on November 17, 2017 (as amended), as amended on January 5, 2018 (the “November Note”) subject to a most favored nation provision for dilutive issuances. The November Note is not convertible until the six month anniversary of the issue date of the November Note. The conversion price of the November Note may be reduced to a variable rate price that is equal to 70% of the closing bid price of the Company’s common stock as reported by the Nasdaq Stock Market as of the date immediately prior to each applicable conversion date subject to a floor of $3.00; and

●	44,000 shares of common stock reserved for issuance to investor relations firms; and

●

up to 34,627,066 additional shares of common stock underlying the February 2018 Warrants as a result of the anti-dilution protection provisions that will be triggered upon consummation of this offering.

9

3.1(g)(iii)       Required Issuances, Adjustments or Approvals

The Company is obligated to issue shares of common stock to Chicago Venture Partners, L.P. upon the conversion of the November Note (as defined in Schedule 3(g)(ii)) at a conversion price of $3.00 (the “Conversion Price”).

Pursuant to the terms of the securities purchase agreements dated February 15, 2018, the issuance of the Securities will be considered a dilutive issuance triggering the requirement of the Company to issue additional shares of common stock at the floor price.

10

3.1(g)(iii)       Redemption.

The convertible promissory note issued to Chicago Venture Partners, L.P. on November 17, 2017 allows the Company to redeem the note at its discretion.

11

Schedule 3.1(g)(iv) Stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

None.

12

3.1(i)       Material Changes; Undisclosed Events, Liabilities or Developments

Spin-off

In connection with our strategic business plan, Inpixon intends to separate its value-added reseller business from the IPA business in Inpixon USA and then distribute its entire interest in Inpixon USA to Inpixon stockholders and certain warrant holders. This separation will be accomplished through a spin-off in which the Company intends to contribute its value-added reseller business to Inpixon USA, Inpixon USA will contribute any portion of the IPA business to the Company and then the Company will distribute its entire interest in Inpixon USA to its stockholders and certain warrant holders. While the revenues from the VAR business account for approximately 93% of our total revenues the Company believes the separation of the two entities will allow the Company to invest its capital and resources towards enhancing and developing its indoor positioning analytics technology in order to deliver faster innovations and grow its customer base. The spin-off is subject to numerous conditions, including, without limitation, the effectiveness of a Form 10 registration statement with the Securities and Exchange Commission, the approval for quotation of Inpixon USA’s common stock on the OTCQB market of the OTC Markets Group, Inc., final approval from the Company’s Board of Directors, and other customary conditions. No assurance can be provided as to the timing of the completion of the spin-off or that all conditions to the spin-off will be met.

13

3.1(j) Litigation

VersionOne

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Inpixon USA, and Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio Technologies, LLC (“Integrio”) having a value of $486,337, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, $243,169 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne. The complaint also alleges that, subsequent to closing of the acquisition, VersionOne provided additional services to Defendants having a value of $144,724, for which it has not been paid. VersionOne alleges that, Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On Dec. 8, 2017, the court in VersionOne entered judgment against Inpixon, Inpixon Federal, and Inpixon USA, jointly and severally, in the amount of $334,339.37. Inpixon and VersionOne have agreed to a payment plan of $40,000 per month for March, April and May 2018 and then $30,000 per month from June 2018 until fully-paid.

Embarcadero

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against Inpixon Federal, Inc. and Integrio Technologies, LLC (“Integrio”) for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that Inpixon Federal, Inc. entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that Inpixon Federal, Inc. and Integrio pay $1,100,000.00 in damages. On April 10, 2018, Embarcadero filed a motion for summary judgment. The parties are currently in settlement negotiations.

Micro Focus

On August 11, 2017, Micro Focus (US) Inc. (“Micro Focus”), filed a complaint in the Circuit Court of Fairfax County, Virginia against Inpixon Federal, Inc. (“Inpixon Federal”) for failure to pay a debt settlement entered into on March 13, 2017 for a principal amount of $245,538.33 plus accrued interest. The complaint demands full payment of the principal amount of $245,538.33 plus accrued interest. On October 31, 2017, Micro Focus filed a motion for summary judgment against Inpixon Federal. The Company consented to the court entering summary judgment in favor of Micro Focus in the amount of $245,538.33, with interest accruing at 10% per annum from June 13, 2017 until payment is completed and the parties are currently in settlement negotiations regarding a payment plan.

14

Virtual Imaging

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon USA, and Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that Virtual Imaging provided products to the Defendants having an aggregate value of $3,938,390.28, of which $3,688,390.88 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount. We have filed a response and the parties are currently in settlement negotiations.

Deque

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment (the “Motion”) against Inpixon Federal, Inc. (“Inpixon Federal”) in the Circuit Court of Fairfax County, Virginia. The Motion alleges that Inpixon Federal failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000. A trial is currently scheduled for September 12, 2018, however, the parties are currently in settlement negotiations.

AVT Technology Solutions

On April 6, 2018, AVT Technology Solutions, LLC, filed a complaint in the United States District Court Middle District of Florida Tamp Division against Inpixon and Inpixon USA alleging breach of contract, breach of corporate guaranty and unjust enrichment in connection with non-payment for goods received and requesting a judgment in an amount of not less than $9,152,698.71. We have not yet filed a response to such complaint.

Atlas Technology Group, LLC

On March 19, 2018, Inpixon was notified by Atlas Technology Group, LLC (“Atlas”) that it believes the Inpixon’s recent financing transactions completed in the first quarter of 2018 triggered the requirement for Inpixon to pay a minimum project fee in an amount equal to $1 million less certain amounts previously paid in connection with the “Tail Period” described in that certain agreement, dated September 6, 2018, by and between Inpixon and Atlas. On April 18, 2018, Atlas filed a demand for arbitration with the American Arbitration Association. Inpixon intends to contest the case vigorously.

15

3.1(l)       Compliance

None.

16

3.1(o) Title to Assets

1.	Payplant LLC has a first priority lien upon all of the assets of Inpixon USA and Inpixon Federal, Inc., as evidenced by the loan purchase agreements between Payplant and GemCap.
2.	Avnet, Inc. and AVT Technology Solutions LLC have a junior subordinated lien on all inventory, goods or other tangible assets sold by Avnet to Inpixon USA and other certain personal property of Inpixon USA and also assets of the Company.
3.	Dell Marketing, L.P. has a lien on all of the Dell-branded equipment and any related equipment, attachments and accessories in the possession of Inpixon USA.
4.	Arrow Enterprise Computing Solutions, Inc. has a security interest in the electronic merchandize and other products it sold to Inpixon USA and any right to payment relating to these products.

17

3.1(r)       Transactions With Affiliates and Employees

None.

18

3.1(v)       Registration Rights

The Company was required to register within 90 calendar days of January 5, 2018, to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the January Purchasers (as defined in Schedule 3.1(g)(ii)) of the shares of Common Stock underlying those certain warrants issued pursuant to that certain Securities Purchase Agreement, dated January 5, 2018, by and among the company and the January Purchasers. The Company filed the registration statement on Form S-3 on March 27, 2018, which has not been declared effective by the U.S. Securities and Exchange Commission.

The Company is required to use commercially reasonable efforts to cause such registration to become effective within 181 days following January 5, 2018 and to keep such registration statement effective at all times until the earlier of the date on which no January Purchaser owns any warrants or shares of Common Stock issuable upon exercise thereof or such date on which the shares of Common Stock issuable upon exercise of the warrants may be resold in accordance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.

19

3.1(w)       Listing and Maintenance Requirements

Listing Requirements

On May 19, 2017, we received written notice from the Listing Qualifications Staff of Nasdaq notifying us that we no longer comply with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in stockholders’ equity (the “Minimum Stockholders’ Equity Requirement”) or any alternatives to such requirement.

On October 24, 2017, we received notification (the “Staff Delisting Determination”) from Nasdaq that we have not regained compliance with the Minimum Stockholders’ Equity Requirement. The Company appealed the Staff Delisting Determination and requested a hearing that was held on December 7, 2017. As a result, the suspension and delisting was stayed pending the issuance of a written decision by the Nasdaq Hearings Panel (the “Panel”).

By decision dated December 14, 2017, the Panel granted the Company’s request for a further extension, through April 23, 2018, to evidence compliance with the $2,500,000 stockholders’ equity requirement. The Company’s continued listing on Nasdaq through April 23, 2018 and thereafter is subject to the Company’s compliance with certain interim milestones, which, if not timely satisfied, may result in the delisting of the Company’s common stock from Nasdaq.

As of December 31, 2017, we had a stockholder’s deficit equal to $18,853,000 and therefore, were not compliant with the stockholder’s equity requirement as of such date. While we have raised net proceeds of approximately $18 million since December 31, 2018 prior to taking into account the securities issued in this offering, and believe that the proceeds received from this offering will satisfy the stockholders’ equity requirement as of April 23, 2018, however, evidence of the ability to maintain compliance will be required. We are pursuing actions to maintain compliance including, but not limited to the contemplated spin-off of our Infrastructure segment, but there are no assurances that any such transaction will be consummated or that the transaction will be sufficient to satisfy Nasdaq that the Company will be able to maintain compliance in the long term.

On August 14, 2017, we received a deficiency letter from Nasdaq indicating that, based on our closing bid price for the last 30 consecutive business days, we do not comply with the minimum bid price requirement of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had a grace period of 180 calendar days, or until February 12, 2018, to regain compliance with the minimum closing bid price requirement for continued listing. We effected a 1-for-30 reverse stock split on February 6, 2018 in response to our non-compliance with the minimum bid price requirement and as of the date of this filing we have achieved compliance with the minimum bid price requirement, however, since then market price for or common stock has declined to less than $1.00. Therefore there are no assurances that we will be able to continue to maintain such compliance.

20

3.1(aa)       Solvency

Debt*	Amount of Debt
Convertible Promissory Note dated as of November 17, 2017	$1,745,000	(1)
Payplant (AR facility)	$2,800

* Excludes trade debt payable.

(1) The descriptions of the November Note described herein are incorporated to this Schedule 3.1(aa) by reference.

21

3.1(dd)        Accountants

Marcum LLP

750 Third Avenue

New York, NY 10017

22

4.9       Use of Proceeds

We expect to use the net proceeds received from this offering for working capital, general corporate purposes (including research and development, sales and marketing and the satisfaction of outstanding amounts payable to our vendors in connection with trade payables) and transaction expenses. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments.

23